                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.          )

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement        / / Confidential, for Use of the
                                               Commission Only (as permitted by
   /X/  Definitive Proxy Statement             Rule 14a-6(e)(2))

   / /  Definitive Additional Materials

   / /  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Angelica Corporation
   ----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

   ----------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   /X/  No Fee required

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   (1)  Title of each class of securities to which transaction applies:

   ----------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

   ----------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   ----------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

   ----------------------------------------------------------------------------

   (5)  Total fee paid:

   ----------------------------------------------------------------------------


   / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

   ----------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

   ----------------------------------------------------------------------------

   (3)  Filing Party:

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   (4)  Date Filed:

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
                              [LOGO] ANGELICA(R)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 28, 1997

               The Annual Meeting of Shareholders of Angelica
           Corporation will be held at the Saint Louis Club, 14th
           Floor, 7701 Forsyth Boulevard, Clayton, Missouri, on
           Wednesday, May 28, 1997 at 10:00 a.m. local time, for the following purposes:

               1. To elect two Directors for terms expiring at the
                  2000 Annual Meeting, or until their successors have been duly elected and qualified.

               2. To consider and act upon, if presented at the
                  meeting, proposals submitted by certain
                  shareholders as described at pages 14-18 in the Proxy Statement.

               3. To transact such other business as may properly
                  come before the meeting or any adjournment thereof.

               The record date for determining shareholders entitled to notice of and to vote at the meeting is April 7, 1997.

                                       By Order of the Board of Directors

                                       JILL WITTER, Secretary

           April 16, 1997
           424 South Woods Mill Road
           Chesterfield, Missouri 63017-3406

           IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE
           MEETING WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. PLEASE COMPLETE AND MAIL THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE.

                               [LOGO] ANGELICA(R)

                                PROXY STATEMENT

    Angelica Corporation (the "Company") has furnished this Proxy Statement to its shareholders in connection with a solicitation of proxies by the Company's Board of Directors. The proxies solicited are to be used at the Company's Annual Meeting of Shareholders on May 28, 1997, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders.

    Shares represented by a properly completed and returned proxy will be voted in accordance with the shareholder's directions on the proxy. If no directions are given on the proxy, the shares will be voted as recommended by the Board of Directors. A proxy may be revoked at any time before it is voted by giving written notice to the Company's Secretary, by executing a later dated proxy or by appearing in person at the meeting and so advising the inspectors of the voting.

    This Proxy Statement and the accompanying proxy were mailed to shareholders on or about April 16, 1997.

                              GENERAL INFORMATION

    The only securities entitled to vote at the meeting are the outstanding shares of the Company's Common Stock (the "Common Stock"). As of April 7, 1997, the record date for the Annual Meeting, there were 9,146,789 shares of Common Stock outstanding.

    Each shareholder is entitled to one vote per share on each matter to be considered at the meeting. Shares subject to abstentions will be treated as shares that are represented at the 1997 Annual Meeting for purposes of determining the presence of a quorum and as voted for purposes of determining the approval of the shareholders on a particular proposal unless otherwise stated in the disclosure regarding such proposal. Shares for which a broker indicates it has no discretionary authority to vote and which are not otherwise voted by such broker on a routine matter or matters requiring no prior authorization or direction of the beneficial owner will not be considered represented at the 1997 Annual Meeting for purposes of determining the presence of a quorum or the approval of the shareholders on a particular proposal. Shares that are voted by a broker on a routine matter but for which such broker has no authorization or direction to vote on a nonroutine matter will be considered as represented at the meeting for the determination of a quorum but as not represented or voting for purposes of determining shareholder approval on such nonroutine matter.

                             ELECTION OF DIRECTORS

                             (ITEM 1 ON PROXY CARD)

    The Company's Board of Directors consists of seven members classified into one group of three members and two groups of two members each. Two Directors will be elected to serve three-year terms expiring in 2000, or until their successors are elected and qualified. Unless authority to vote is withheld, proxies will be voted for the election of all of the nominees listed below. Each of the nominees is presently a member of the Board. Mr. Elliot H. Stein is completing his term on the Board and will retire effective May 28, 1997. The Board voted to amend the Company's By-Laws to reduce the number of Directors from eight to seven effective May 28, 1997. A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and other matters mentioned in this Proxy Statement. If such a majority is represented at the meeting, then the two nominees to the terms expiring in 2000 who receive the highest total number of votes cast will be elected as Directors. Should any nominee listed below become unavailable for any reason before the meeting, proxies will be voted for a substitute person to be selected by the Board of Directors unless the Board elects to reduce the number of Directors.

INFORMATION ABOUT NOMINEES FOR DIRECTORS

                       THREE-YEAR TERMS EXPIRING IN 2000

LESLIE F. LOEWE<F*> -- Chairman Emeritus since November 1, 1990, Chairman of the Board from 1984 to November 1, 1990 and Chief Executive Officer of the Company from 1980 until November 1, 1989. Director of the Company since 1980; Age 75.

WILLIAM P. STIRITZ -- President, Chief Executive Officer and Chairman of the Board of Ralston Purina Company (producer of pet foods and batteries, as well as other food products). Director: Ball Corporation, Interstate Bakeries Corporation, The May Department Stores Company, Ralcorp Holdings, Inc. and Reinsurance Group of America Incorporated; Director of the Company since 1983; Age 62.

INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

                             TERMS EXPIRING IN 1999

EARLE H. HARBISON, JR. -- Chairman of the Board of Harbison Corporation (manufacturer of molded plastic containers) since October, 1993. Mr. Harbison retired from Monsanto Company where he had been a member of the Board of Directors since 1986, Chairman of the Executive Committee from January to September, 1993, and President and Chief Operating Officer from 1986 to January, 1993. Director: Merrill Lynch & Co. and RightChoice Managed Care, Inc.; Director of the Company since 1986; Age 68.

CHARLES W. MUELLER -- President, Chief Executive Officer and Director of Union Electric Company. Mr. Mueller has served as Chief Executive Officer of Union Electric Company since January 1, 1994, and President and Director since July 1, 1993. He was Senior Vice President--Administrative Services from 1988 to July 1, 1993. Director: Boatmen's National Bank of St. Louis; Director of the Company since 1996; Age 58.

WILLIAM A. PECK, M.D. -- Dean of the School of Medicine since 1989 and Executive Vice Chancellor for Medical Affairs, Washington University since 1993. Director:
Allied Healthcare Products, Inc., Hologic, Inc. and Reinsurance Group of America Incorporated; Director of the Company since 1996; Age 63.

                             TERMS EXPIRING IN 1998

H. EDWIN TRUSHEIM -- Retired Chairman of the Board of General American Life Insurance Company since January, 1995. Mr. Trusheim served as Chairman of the Board of General American Life Insurance Company from May, 1992 to January, 1995 and as Chairman of the Board and Chief Executive Officer from 1986 to May, 1992.
Director: Laclede Gas Company, RehabCare Group, Inc., Reinsurance Group of America Incorporated, and Venture Stores, Inc.; Director of the Company since 1980; Age 69.

LAWRENCE J. YOUNG -- Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Young has served as Chairman of the Board since November 1, 1990, Chief Executive Officer since November 1, 1989, and President since 1988. He was Chief Operating Officer from 1988 to November 1, 1989.
Director: Venture Stores, Inc.; and Boatmen's National Bank of St. Louis; Director of the Company since 1988; Age 52.

COMPENSATION OF DIRECTORS AND OTHER INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

    Employee Directors receive no additional compensation for service on the Board of Directors or its Committees. Directors who are not employees of the Company were paid during the fiscal year ended January 25, 1997, an annual fee of $16,000, payable in shares of Common Stock of the Company pursuant to the Non-Employee Directors Stock Plan described below, plus $1,250 for each Board meeting attended, $450 for each telephonic Board meeting and $700 for each Committee meeting in which he participated.

[FN]
-------
<F*>The Company's By-Laws provide that a nominee may not stand for election as a
    Director if he is age 72 or older and that if a Director attains his 72nd birthday prior to the expiration of his term, he shall serve until the next Annual Meeting at which time his office as Director shall automatically become vacant, except that a majority of the Directors may vote to waive the age requirement. Such action has been taken with respect to Mr. Loewe.

    Pursuant to the Non-Employee Directors Stock Plan, each non-employee Director is entitled to receive 100 shares of Common Stock of the Company each year. In addition, new non-employee Directors receive, upon their election, 400 shares of Common Stock. Stock granted under the plan is forfeitable until earned out pursuant to a schedule based upon years of participation in the plan and the Director's age at the time of entering the plan. Additionally, options to purchase 2,000 shares of Common Stock are granted annually under the plan to each non-employee Director at 100% of the fair market value of the shares on the Option Date (the date of the Annual Meeting in years 1995 through 2004). Such option shares become exercisable in full upon a non-employee Director's retirement. Shares of Common Stock received as payment of the retainer fee are based on the fair market value of a share on the Retainer Date (the date of the Annual Meeting of Shareholders each year). These shares are subject to forfeiture at the rate of one-tenth of the total shares purchased for each month less than ten that a non-employee Director serves as a Director after such Annual Meeting.

    All Directors but two participate in either the Deferred Compensation Option Plan for Directors or the Deferred Compensation Option Plan for Selected Management Employees. Directors may defer $5,000 to $10,000 of Board meeting and Committee meeting fees annually for a period of years, not to exceed four, after becoming a participant. In consideration of the compensation deferred, and subject to certain conditions, participants are entitled to receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of such benefit is related to the amount of compensation deferred and certain actuarial factors.

    The Board of Directors has standing Audit, Compensation and Organization, Executive, and Nominating Committees. All members of the Audit, the Compensation and Organization and the Nominating Committees are non-employee Directors.

    The Audit Committee consists of three Directors: H. Edwin Trusheim (Chairman), Earle H. Harbison, Jr., and Dr. William A. Peck. During the last fiscal year, the Committee held four meetings. The Committee's principal functions are: to recommend to the Board the employment of the Company's independent auditors; to approve the scope of the auditors' work and to review the results of that work; to review with management and the auditors the Company's quarterly and annual results; to review and approve the auditors' fees; to review the Company's internal auditing procedures and accounting controls; to approve any non-audit service rendered by the auditors to the Company; and to monitor compliance with the Company's Code of Conduct.

    The Compensation and Organization Committee consists of three Directors:
Earle H. Harbison, Jr. (Chairman), William P. Stiritz and H. Edwin Trusheim. During the last fiscal year, the Committee held two meetings. The Committee's principal functions are: to determine the compensation of the Chief Executive Officer and certain other executive officers; to review and approve management's recommendations as to the compensation of other officers and managerial employees; to recommend contracts for officers and certain managerial employees; to evaluate the Company's senior management and recommend changes as appropriate; and to review and approve certain of the Company's major employee compensation and benefit plans.

    The Executive Committee consists of four Directors: Lawrence J. Young (Chairman), Earle H. Harbison, Jr., Elliot H. Stein, and H. Edwin Trusheim. There were no meetings held during the last fiscal year. The Committee's function is: to manage and direct the business of the Company during the interval between Board meetings, except as limited by Missouri law and except for those matters assigned to other Board committees.

    The Nominating Committee consists of three Directors: Elliot H. Stein (Chairman), Leslie F. Loewe, and William P. Stiritz. During the last fiscal year, the Committee held two meetings. The Committee's principal functions are: to recommend nominees for election as Directors of the Company; to recommend nominees for Board committee appointment; and to recommend candidates for appointment as corporate officers. The Committee will consider any nominee for Director recommended by a shareholder who submits a notice of nomination to the Company at least 30 days but not more than 60 days prior to the Annual Meeting of Shareholders. Such notice shall contain appropriate data with respect to the suggested candidate as required pursuant to the Company's By-Laws.

    The Board of Directors met a total of eight times during the fiscal year ended January 25, 1997. All of the Directors attended at least 75% of the total meetings held by the Board and its respective committees, and which each respective Director was eligible to attend, during the fiscal year.

BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

    The following table shows the shares of Common Stock beneficially owned by persons known by the Company to own 5% or more of the outstanding shares of Common Stock.

                                                              BENEFICIALLY OWNED DIRECTLY
                                                                     OR INDIRECTLY
                                                              ---------------------------
                    NAME AND ADDRESS                                             PERCENT
                   OF BENEFICIAL OWNER                        COMMON STOCK       OF CLASS
                   -------------------                        ------------       --------
First Pacific Advisors, Inc.<F1>.........................       1,404,100         15.4%
11400 W. Olympic Boulevard
Los Angeles, CA 90064

Morgan Stanley Group Inc.<F2>............................         583,900          6.4%
1585 Broadway
New York, NY 10036

Radnor Capital Management, Inc.<F3>......................         543,354          5.9%
Two Radnor Corporate Center
100 Matsonford Rd., Suite 250
Radnor, PA 19087

Pioneering Management Corporation<F4>....................         532,100          5.8%
60 State Street
Boston, MA 02109-1820

-------

<F1> Stated information is based on a Schedule 13G, dated February 12, 1997, filed with the Securities and Exchange Commission. First Pacific Advisors, Inc., an investment advisor, has shared voting power as to 487,100 shares and shared dispositive power as to 1,404,100 shares. A separate Schedule 13G, dated February 12, 1997, was also filed for FPA Capital Fund, Inc., an investment company, which has sole voting power as to 500,000 shares and shared dispositive power as to 500,000 shares. These shares are included in the number of shares shown as beneficially owned by First Pacific Advisers, Inc.

<F2> Stated information is based on a Schedule 13G, dated February 14, 1997, filed with the Securities and Exchange Commission by Morgan Stanley Group Inc. and Miller Anderson & Sherrerd LLP, a wholly-owned subsidiary. Morgan Stanley Group Inc., an investment advisor, has shared voting power as to 552,800 shares, and shared dispositive power as to 583,900 shares. Miller Anderson & Sherrerd LLP, an investment advisor, has shared voting power as to 543,500 shares and shared dispositive power as to 574,600 shares, which shares are included in the number of shares shown as beneficially owned by Morgan Stanley Group Inc.

<F3> Stated information is based on a Schedule 13G, dated February 12, 1997, filed with the Securities and Exchange Commission. Radnor Capital Management, Inc., an investment advisor, has sole voting power as to 532,354 shares and sole dispositive power as to 543,354 shares.

<F4> Stated information is based on a Schedule 13G, dated January 21, 1997, filed with the Securities and Exchange Commission. Pioneering Management Corporation, an investment advisor, has sole voting power as to 532,100 shares, sole dispositive power as to 17,100 shares and shared dispositive power as to 515,000 shares.

    The following table shows, as of April 7, 1997, the shares of Common Stock beneficially owned by each person who is a Director or a named executive officer and all persons as a group who were Directors or executive officers as of that date. Except as otherwise noted, each such person has sole voting and dispositive power as to his or her shares. Each Director and named executive officer owns less than 1%, and all executive officers and Directors as a group own 2.9% of the outstanding shares of Common Stock plus options that are exercisable within 60 days after April 7, 1997.

                                                                           NUMBER OF SHARES BENEFICIALLY
                                                                            OWNED DIRECTLY OR INDIRECTLY
                                                                                AS OF APRIL 7, 1997
                                                                       --------------------------------------
                                                                                     OBTAINABLE
                                                                                      THROUGH
                                                                                    STOCK OPTION
                                                                       OWNED<F1>    EXERCISE<F2>      TOTAL
                                                                       --------     ------------     --------
    Theodore M. Armstrong...........................................    10,797<F3>      26,200         36,997

    Michael E. Burnham..............................................     5,848<F4>      16,700         22,548

    Earle H. Harbison, Jr...........................................     2,964           1,600          4,564

    Leslie F. Loewe.................................................    29,009<F5>       1,600         30,609

    Charles W. Mueller..............................................     1,194<F6>          --          1,194

    William A. Peck.................................................     1,194              --          1,194

    Elliot H. Stein.................................................    20,624<F7>       5,000<F8>     25,624

    William P. Stiritz..............................................     3,114           1,600          4,714

    H. Edwin Trusheim...............................................     3,314           1,600          4,914

    Alan D. Wilson..................................................     4,449          10,700         15,149

    Jill Witter.....................................................     3,283          16,600         19,883

    Lawrence J. Young...............................................    32,153          52,400         84,553

    All Executive Officers and Directors as a group (14 persons)....   122,311         146,100        268,411

-------
<F1> Includes 1,250 shares for Mr. Harbison, 200 shares for Mr. Loewe, 500 shares for Mr. Mueller, 500 shares for Dr. Peck, 2,650 shares for Mr. Stein, 1,400 shares for Mr. Stiritz, and 1,550 shares for Mr. Trusheim, all held under the Company's 1994 Non-Employee Directors Stock Plan or its predecessor Non-Employee Directors Stock Plan. With respect to such shares, non-employee Directors have sole voting power and no current dispositive power, except for 625 shares held by Mr. Harbison, the 200 shares held by Mr. Loewe, the 2,650 shares held by Mr. Stein, and 775 shares held by Mr. Trusheim which are nonforfeitable.

<F2> Stock options exercisable within 60 days after April 7, 1997.

<F3> Mr. Armstrong disclaims beneficial ownership of 200 shares included above which are held by a trust for his father of which he is co-trustee.

<F4> Mr. Burnham disclaims beneficial ownership of 120 shares included above which are held by his wife as custodian for their children.

<F5> Mr. Loewe disclaims beneficial ownership of 6,945 shares included above which are owned by his wife.

<F6> Mr. Mueller disclaims beneficial ownership of 1,194 shares included above which are held by his wife's living trust.

<F7> This total also includes 15,679 shares held by Mr. Stein as a co-trustee of various trusts for beneficiaries who are unrelated to him, as to which shares he has shared voting power and dispositive power with the co-trustee. Mr. Stein disclaims beneficial ownership of all the shares referred to in this note.

<F8> Includes 3,400 options to purchase shares which will become exercisable upon
     Mr. Stein's retirement from the Board on May 28, 1997.

                             EXECUTIVE COMPENSATION

    During the last three fiscal years, the amounts shown in the table below were paid to each of the Company's five most highly compensated executive officers for services rendered during the applicable fiscal year.

                                                  SUMMARY COMPENSATION TABLE
                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                         -------------------------
                                                      ANNUAL COMPENSATION                         AWARDS
                                            ----------------------------------------------------------------------
                                                                   BONUS                 RESTRICTED                    ALL OTHER
                                   FISCAL                --------------------------        STOCK                         COMPEN-
            NAME AND                YEAR                         NONCASH      TOTAL       AWARD(S)                       SATION
       PRINCIPAL POSITION          ENDING   SALARY<F1>   CASH    <F2><F3>     BONUS      ($)<F2><F3>   OPTIONS (#)       ($)<F4>
       ------------------          ------   ----------   ----    --------     -----      -----------   -----------      ---------
Lawrence J. Young,                 1/25/97   $260,000   $46,250  $46,250     $92,500       $23,125        62,000          $600
Chairman, President                1/27/96    260,000    46,250   46,250      92,500        23,125        10,000           600
& CEO                              1/28/95    245,000    80,965   80,964     161,929        40,482            --           600

Theodore M. Armstrong,             1/25/97    164,000    18,000   18,000      36,000         9,000        31,000           600
Senior Vice President--            1/27/96    164,000    16,500   16,500      33,000         8,250         5,000           600
Finance & Administration           1/28/95    157,584    28,142   28,142      56,284        14,071            --           600
and Chief Financial Officer

Michael E. Burnham, Vice           1/25/97    101,500    24,805   24,805      49,610        12,402        15,000           600
President. Also President,         1/27/96     93,000    17,871   17,871      35,742         8,935         4,000           600
Life Uniform and Shoe              1/28/95     84,500    41,937   19,063      61,000         9,532            --           600
Shops

Alan D. Wilson, Vice               1/25/97    169,518    34,542   11,514      46,056         5,757        17,500           600
President. Also, President,        1/27/96    156,592    43,110   14,370      57,480         7,185         5,000           600
Angelica Textile Services          1/28/95    132,371    34,817   11,606      46,423         5,803            --           600

Jill Witter, Vice                  1/25/97     90,000     6,480    6,480      12,960         3,240        26,000           600
President, Secretary and           1/27/96     87,084     5,459    5,458      10,917         2,729         4,000           600
General Counsel                    1/28/95     82,082     9,120    9,120      18,240         4,560            --           600

--------
<F1> Includes participant deferrals under the Retirement Savings Plan.

<F2> Participants in the Stock Bonus and Incentive Plan may elect to receive up to 50% of their Incentive Compensation in restricted shares of Company's Common Stock ("elected shares") in lieu of cash. Additionally, participants receive restricted shares in the Company's Common Stock ("matching shares") with a fair market value equal to 1/2 of that portion of the Incentive Compensation which participants elected to take in Common Stock. Restricted shares of Common Stock (both "elected shares" and "matching shares") were issued to participants based upon the fair market value (the average of the high/low transaction prices) of the Common Stock on the date of issuance. Elected shares are reported under the "Noncash" column, while matching shares are reported under the "Restricted Stock Awards" column. The named executive officers received elected shares, which become transferable in three years as follows: Mr. Young 2,500 shares; Mr. Armstrong 972 shares; Mr. Burnham 1,340 shares; Mr. Wilson 622 shares; and Ms. Witter 350 shares. Participants receive dividends on all restricted shares.

<F3> At the end of the last fiscal year, the named executive officers held the following number of shares of restricted stock (elected and matching shares): Mr. Young, 12,182 shares with an aggregate value of $240,594; Mr. Armstrong, 3,638 shares with an aggregate value of $71,850; Mr. Burnham, 3,099 shares with an aggregate value of $61,205; Mr. Wilson, 2,315 shares with an aggregate value of $45,721; and Ms. Witter, 1,367 shares with an aggregate value of $26,998.

<F4> Company contributions to the Retirement Savings Plan on behalf of each of the named executive officers to match 1996 participant deferrals (included under Salary) made by each to such Plan.

                                 STOCK OPTIONS

    The following table contains information concerning the grant of options under the Company's 1994 Performance Plan to the named executive officers of the Company during the last fiscal year.

                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                             INDIVIDUAL GRANTS
                                           ----------------------------------------------------
                                                            % OF
                                           NUMBER OF       TOTAL
                                           SECURITIES     OPTIONS
                                           UNDERLYING    GRANTED TO     EXERCISE
                                            OPTIONS      EMPLOYEES      OR BASE
                                            GRANTED      IN FISCAL       PRICE       EXPIRATION           GRANT DATE
                  NAME                      (#)<F1>       YEAR<F2>       ($/SH)         DATE          PRESENT VALUE ($)<F3>
                  ----                     ----------    ----------     --------     ----------       ---------------------
Lawrence J. Young.......................     12,000           5.7%       $21.00        3/13/05              $ 63,687
                                             50,000          23.7         19.00       12/02/04               237,917

Theodore M. Armstrong...................      6,000           2.8         21.00        3/13/05                31,843
                                             25,000          11.8         19.00       12/02/04               118,958

Alan D. Wilson..........................      7,500           3.6         21.00        3/13/05                39,805
                                             10,000           4.7         19.00       12/02/05                47,901

Michael E. Burnham......................      5,000           2.4         21.00        3/13/05                26,536
                                             10,000           4.7         19.00       12/02/05                47,901

Jill Witter.............................      6,000           2.8         21.00        3/13/05                31,844
                                             20,000           9.5         19.00       12/02/04                95,167

--------
<F1> All options become exercisable ratably over periods of four or five years and are subject to continued employment. In the event of a "Non-Approved Takeover," all options become immediately exercisable for a period of 90 days, provided, however, SEC "Reporting Persons" are subject to certain qualifications. In addition, options granted on December 2, 1996, to Messrs. Young and Armstrong and to Ms. Witter become immediately exercisable in the event of a termination of employment occurring in connection with a "Triggering Transaction," as such term is defined in the Employment Agreements dated November 27, 1996 and described in the section of this Proxy Statement titled "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The named executive officers received two grants of options during the last fiscal year.

<F2> Based on 211,250 options granted to 31 employees during the fiscal year.

<F3> The fair market value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The Black-Scholes evaluation employed the following factors: risk-free rate of return of 6.4% based upon the ten-year Treasury Bill rate as of grant date, dividend yield of 3.5% based upon average annual dividend yield for the prior seven years, exercise term of nine years, stock price volatility of 18.5% based upon average stock price volatility for the prior five years, and that no adjustments have been made for transferability of risk or forfeiture of the options.

                         OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the named executive officers concerning unexercised options held as of the end of the last fiscal year. No options were exercised by the named executive officers during the last fiscal year.

                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR-END OPTION VALUES
                                                                                    NUMBER OF
                                                                                    SECURITIES         VALUE OF
                                                                                    UNDERLYING       UNEXERCISED
                                                                                   UNEXERCISED       IN-THE-MONEY
                                                                                    OPTIONS AT        OPTIONS AT
                                                SHARES                              FY-END (#)        FY-END ($)
                                             ACQUIRED ON                           EXERCISABLE/      EXERCISABLE/
                   NAME                      EXERCISE (#)   VALUE REALIZED ($)    UNEXERCISABLE    UNEXERCISABLE<F1>
                   ----                      ------------   ------------------    -------------    -----------------

Lawrence J. Young..........................       --              $   --           53,000/78,000       $0/34,375

Theodore M. Armstrong......................       --                  --           29,000/39,000        0/17,187

Michael E. Burnham.........................       --                  --           13,700/20,800        0/6,875

Alan D. Wilson.............................       --                  --            7,600/22,900        0/6,875

Jill Witter................................       --                  --           13,400/31,600        0/13,750

--------
<F1> Based upon the average of the high/low transaction prices as reported on New
     York Stock Exchange composite tape on January 24, 1997.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL ARRANGEMENTS

    Each of the executive officers named in the Summary Compensation Table have entered into individual employment agreements with the Company that cover such executive officer's employment relationship with the Company both prior to and after a "Triggering Transaction" (as defined in the employment agreements) involving the Company, including severance benefits payable under certain designated circumstances. Each of the named executive officers also has an agreement with the Company under the Management Retention and Incentive Plan that grants certain severance benefits in the event of certain terminations of employment after a "Change in Control" involving the Company (as defined in the plan). The differing scope of the term "Change in Control" in the Management Retention and Incentive Plan and the term "Triggering Transaction" in the employment agreements may result in an entitlement to payment under one arrangement but not the other, depending upon the circumstances. In addition, the severance benefits payable under the employment agreements are computed differently than under the Management Retention and Incentive Plan, which may result in significantly different entitlements to a particular executive officer. Under the terms of the employment agreements, in the event that a severance benefit is payable thereunder on account of a Triggering Transaction, and the executive officer is also entitled to a severance benefit under the Management Retention and Incentive Plan on account of a Change in Control, the executive officer will be entitled to the larger of the amounts computed under the relevant provisions of his or her respective employment agreement or the Management Retention and Incentive Plan. The payment of such larger benefit will be in lieu of the payment of any benefit under the agreement or plan that resulted in the lesser payment.

    Under the Management Retention and Incentive Plan, if such officer's employment with the Company is terminated within two years after a Change in Control other than (i) due to the executive officer's death or retirement, (ii) for "cause" (as defined in the plan) or (iii) by action of the executive officer other than for "good reason" (as defined in the plan), the Company will make a payment of 2.99 times the average Annual Compensation of the executive officer for the five full calendar years immediately preceding a Change in Control of the Company. "Annual Compensation" is generally defined as all wages, salary, bonuses, incentive compensation and all other amounts paid by the Company to the executive officer in consideration for services rendered, including all deferred compensation. In addition, the plan grants the terminated executive officer Company-paid outplacement counselling and certain medical benefits and health insurance. The executive officer will also be relieved of all non-compete obligations with respect to the Company.

    The employment agreements with each of the named executive officers (said agreements are referred to herein individually as an "Employment Agreement" and collectively as the "Employment Agreements") are for terms ranging from two to three years, subject to annual renewals thereafter. The Employment Agreements define each such executive officer's employment arrangement with the Company prior to a Triggering Transaction involving the Company. Certain executive officers have different definitions of Triggering Transaction depending upon their responsibilities within the Company. The Employment Agreements provide that if, prior to the end of the term of the Employment Agreement and prior to six months before either (i) a Triggering Transaction, or
(ii) the execution of a definitive agreement or contract that eventually results in a Triggering Transaction, the Company terminates the executive officer's employment without "cause" (as defined in the Employment Agreements), or, in the case of Messrs. Armstrong and Young and Ms. Witter, the executive officer terminates his or her employment for "good reason" (as defined in the Employment Agreements), the Company will be required to continue the then-current base salary (plus the then-current target bonus, in the case of Mr. Young) and, in the case of Messrs. Armstrong and Young and Ms. Witter, medical and health benefits for a designated period after such termination. The salary continuation will be for the remaining term of the Employment Agreement or two years after termination, whichever is greater.

    The Employment Agreements also protect the executive officers from certain terminations of the executive officer's employment with the Company for a period beginning six months before either (i) a Triggering Transaction or (ii) the execution of a definitive agreement that eventually results in a Triggering Transaction and ending three years after the date that the Triggering Transaction occurs. In the event that the executive officer terminates his employment during such period for good reason or the Company terminates the executive officer's employment without cause, the Company will be required to pay the executive officer a lump-sum severance amount ranging from 2.00 to 2.99 times the executive officer's then-current annual base salary and the then-current year's target bonus. In addition, the executive officer's stock options and unvested and restricted stock under the Company's stock option plans and the Stock Bonus and Incentive Plan will vest and/or become unrestricted, as the case may be. In addition, Messrs. Armstrong and Young and Ms. Witter will be entitled to enhanced supplemental retirement and deferred compensation benefits in a lump-sum payment and medical and health benefits without cost to the executive officer for a period of ten years thereafter. If it is determined that any portion of the payments made to an executive officer pursuant to the Employment Agreement would subject the executive officer to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will also be obligated to pay to the executive officer an additional cash payment sufficient to place the executive officer in the same after-tax position as he or she would have been in had no excise tax been imposed upon such payments.

    In the event of termination of employment in connection with a Triggering Transaction, Mr. Wilson's Employment Agreement provides for the payment of certain enhanced benefits under a special retirement benefit agreement executed between Mr. Wilson and the Company on August 25, 1987 (the "Retirement Agreement"). The Retirement Agreement provides for the payment by the Company of monthly benefits of $8,333 over a ten-year period commencing on or after Mr. Wilson's 65th birthday. All benefits under the Retirement Agreement will be reduced by the amount of retirement benefits payable by the Company to Mr. Wilson under certain of the Company's other retirement and deferred compensation plans. Mr. Wilson's right to receive such special retirement benefits under the Retirement Agreement vests at the rate of 6% per year for each of Mr. Wilson's first ten years of employment with the Company and at the rate of 4% per year for each of Mr. Wilson's second ten years of employment. In any case, such benefits will fully vest in the event that Mr. Wilson reaches the age of 65 and has been continuously employed by the Company since the date of the Retirement Agreement.

    Two separate trusts have been established with Boatmen's Trust Company to fund certain benefits payable to key management personnel pursuant to certain employee benefit plans in the event of a termination of the executive officer's employment with the Company after a "change in control" (as defined in the respective plans). The trusts relate to the benefits payable under the Deferred Compensation Option Plan for Selected Management Employees, the Supplemental Plan, and the Management Retention and Incentive Plan. In the event of a change in control or a potential change in control of the Company that is not approved by the Board of Directors of the Company, the Company will be required to make a deposit to each trust in an amount equal to the difference between the maximum amount potentially payable under the plan or plans to all participants and the current value of the trust assets. Each trust is revocable by the Company at any time prior to a potential change in control or change in control of the Company, and will terminate automatically on the third anniversary of the occurrence of the change in control. All remaining trust assets will be returned to the Company upon revocation or termination of the trust. If the Company makes a deposit to a trust in connection with a potential change in control and an actual change in control does not occur within 90 days thereafter, the Board of Directors may adopt a resolution that the change of control is not imminent and the deposit should be returned by the trust to the Company. The assets of the trust are at all times subject to the claims of the general creditors of the Company in the event of the bankruptcy or insolvency of the Company.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation and Organization Committee Report Regarding Executive Compensation and the Performance Graph on page 14 shall not be incorporated by reference, into any such filings.

                 COMPENSATION AND ORGANIZATION COMMITTEE REPORT
                         REGARDING EXECUTIVE COMPENSATION

    The Compensation and Organization Committee of the Board of Directors (the "Committee"), which consists entirely of outside directors, has overall responsibility to review and recommend broad-based compensation plans to the Board of Directors. The Committee also reviews and approves participation in stock-related and long-term incentive plans and executive benefits. The Committee and the management of the Company are committed to the principle that a significant portion of total compensation should be commensurate with performance and attainment of predetermined financial and strategic objectives.

    There are two elements in the Company's executive cash compensation program, base salary and target incentive compensation. The Company's cash compensation program is structured such that the total of an executive's base salary and target incentive compensation is within a range deemed to be competitive with other companies that are considered to be the Company's competitors for executive talent. In setting the total cash compensation range for executives of the Company's various operating divisions, the Committee considers compensation packages offered by companies in competitive markets, such as uniform manufacturing companies, textile service companies and specialty retail companies. Since there are no companies with substantially similar lines of business as the Company, taken as a whole, the compensation packages for the officers employed at the Company's executive offices are compared to the compensation packages of comparable officers of companies of similar size and complexity as the Company. Companies used for comparative purposes in analyzing the Company's compensation policies are not necessarily the same companies included in the performance graph peer group.

    The Committee uses a variety of nationally published surveys in order to develop a median range of compensation. The surveys cover hundreds of companies and deal with a variety of factors such as labor force, sales revenue, location, and market. Total cash compensation is maintained within the target range as developed by the surveys. Although factors such as location, experience and performance can affect where in the range total cash compensation falls, attempts are made to maintain total cash compensation at the median of the range. However, due to results of the Company in recent years causing incentive compensation for such years to be below target levels, total cash compensation has been in the lower half of the range.

    The Company has established guidelines that the Committee uses in determining on an ongoing basis the desired split between base salary and target incentive compensation for executives of the Company. Under these guidelines, executive positions are assigned grade levels, and officers in the higher paid grade levels will generally have a smaller percentage of their total compensation payable as base salary and a greater percentage of their compensation payable upon the achievement of performance targets established by the Committee. Under these guidelines, an individual executive's target incentive compensation ranges from 10% to 65% of base salary compensation based upon the particular grade level. From time to time, the Committee may establish target incentive levels for certain senior management executives in excess of the established guidelines for the particular grade level. The target incentive portion of the total compensation package is consistent with the Committee's strong commitment to a pay-for-performance policy with respect to executive compensation. With the exception of Mr. Young, all of the named executive officers currently have target incentive compensation percentages within the established guidelines for their grade levels for their respective executive positions, which percentages range from 33% to 53%. Mr. Young's target incentive percentage is in excess of the established guidelines and is discussed later in this report. To the extent that the split between base salary and target incentive compensation in a newly-hired executive's initial compensation package deviates from these guidelines, the Committee will make adjustments in future years in such a manner that the split between the executive's base salary and target incentive compensation comes within the executive's applicable grade level guidelines as soon as practicable after the initial year of employment. Compensation increases are generally divided between base salary and target incentive compensation in amounts intended to meet the established target incentive percentage guidelines. However, compensation increases granted to certain of the named executive officers during fiscal 1997 were applied 100% to target incentive compensation.

    The actual amount of incentive compensation paid is based upon performance in comparison to a targeted pre-tax earnings level achieved by the Company or relevant operating group. Factors such as economic or market conditions are considered in setting the Company's targeted pre-tax earnings level. Actual incentive compensation earned during the last fiscal year demonstrates the Board's philosophy. As the Company did not achieve all of its financial objectives in fiscal 1997, executive officers, with the exception of Mr. Burnham, received less than their targeted incentive compensation. Those listed in the Summary Compensation Table received the following percentage of their targeted incentive compensation: Mr. Young 50%; Mr. Armstrong 50%; Mr. Wilson 55%; and Ms. Witter 50%. Because the Life division exceeded its financial objectives in fiscal 1997, Mr. Burnham received 121%.

    The Company's executive officers are encouraged to maintain a significant long-term stock ownership position in the Company's Common Stock in order to align their interests with those of the Company's shareholders. The Committee believes that executives who hold such positions will be more motivated to generate performance gains by working steadily to increase shareholder value over the long term. The Stock Bonus and Incentive Plan encourages employees to invest in the Company's Common Stock by providing a matching incentive, yet requires that the stock investment be held for set periods after issuance in order to retain the stock purchased with the Company's match, encouraging employees to work to increase the price of Common Stock.

    In addition, the Committee, from time to time, awards stock options under the Company's Stock Option Plan or the 1994 Performance Plan to various executives. The option price is the fair market value on the date of grant, and options become exercisable ratably over the next four or five years if the executive remains employed by the Company. The Stock Option Plan and the 1994 Performance Plan give employees the opportunity to buy Common Stock at option prices which, at the time of exercise, may be below the then market value. This also encourages employees to work towards the growth of shareholder value. Grants are viewed as an opportunity for employees to invest in the Company's Common Stock in such a manner as will result in a long-term increase in the employee's net worth and a supplement to retirement savings, while at the same time meeting the Board's goal of employee ownership of Common Stock. The grant of stock options is strictly discretionary; however, total grants outstanding, as well as the employee's performance and grade level are considered in determining the amount of option grants. While the value realizable from exercisable options depends on the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at a particular point in time, the decision to exercise an option and thus realize the value in any particular year is determined by each individual executive.

MR. YOUNG'S COMPENSATION FOR THE FISCAL YEAR

    The Committee's general approach in setting Mr. Young's annual cash compensation is to seek to be competitive with other companies of comparable size and business scope, while at the same time having a large percentage of his total cash compensation based upon performance criteria. While this may result in a fluctuation in the actual level of Mr. Young's compensation from year to year, the Committee believes that its objective appropriately incentivizes the Company's chief executive officer toward clearly defined goals, while maintaining some certainty in the level of compensation through the non-performance-based base salary portion of total compensation. In keeping with this philosophy, Mr. Young's target incentive compensation for fiscal 1998 is equal to 85% of his base salary compensation. For the reported fiscal year 1997, Mr. Young received 50% of his target incentive compensation.

    Mr. Young's participation in the Stock Option Plan, the 1994 Performance Plan and the Stock Bonus and Incentive Plan is also in accordance with the Committee's philosophy that the chief executive officer be encouraged to maintain a significant stock ownership position in order to align his interests with those of the Company's shareholders.

    Although no executive officer currently receives in excess of $1,000,000 of compensation, the Committee's policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. The Committee may elect to forego deductibility for federal income tax purposes if such action is, in the opinion of the Committee, necessary or appropriate to further the goals of the Company's executive compensation program, or otherwise is in the Company's best interests.

    Although the foregoing describes the Committee's current compensation policies applicable to the Company's executive officers, the Committee reserves the right to change these policies at such time in the future and in such manner as the Committee deems necessary or appropriate.

    SUBMITTED BY THE COMPENSATION AND ORGANIZATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

            E. H. Harbison, Jr., Chairman                H. E. Trusheim
            W. P. Stiritz

                                  PENSION PLAN

    The Company has maintained a defined benefit Pension Plan since April 1, 1980. An employee earns benefits in any year equal to 0.25% of total compensation plus an additional 0.25% of that part of compensation which is in excess of one-half of the Social Security Taxable Wage Base, plus, for each year of employment in excess of 15 years, an additional 0.05% of total compensation. Reduced benefits are payable at early retirement. Estimated annual benefits under the Pension Plan payable upon normal retirement to the named executive officers are as follows: Mr. Young, $45,105; Mr. Armstrong, $15,173; Mr. Burnham, $28,464; Mr. Wilson, $15,973; and Ms. Witter, $29,822. These figures assume that participants will remain with the Company until their normal retirement dates and will receive reasonable increases to their current compensation.

    The Company also maintains the Supplemental Plan, a supplemental retirement benefit plan for a limited number of highly compensated officers and management personnel selected by the Compensation and Organization Committee. All of the named executive officers participate in the Supplemental Plan.

    The "formula amount" of supplemental retirement benefit payable under the Supplemental Plan is determined by the Committee when the participant is invited to join the Plan and is subject to increase at the Committee's discretion. Additionally, the Committee may, at its discretion, reduce the formula amount or "freeze" the then vested benefit of certain participants. A full benefit is the participant's final average compensation multiplied by the formula amount (between 30% and 50%). A participant who has less than 30 years of service at retirement will receive a reduced amount of the otherwise fully vested formula amount, based on actual years of service. For the purposes of the Supplemental Plan, final average compensation means the average compensation paid during the three most highly compensated years of the participant's last five years of employment.

    Benefits are generally payable over 120 months beginning at age 65, but may extend for a period of up to 15 years. Any benefit payable under the Supplemental Plan will be reduced by benefits paid under the Pension Plan.

    Estimated annual benefits under the Supplemental Plan payable upon normal retirement over a ten-year period to the named executive officers are as follows: Mr. Young, $277,278; Mr. Armstrong, $42,146; Mr. Burnham, $92,471; Mr. Wilson, $69,537; and Ms. Witter, $75,210. These figures reflect a reduction for the benefit payable under the Pension Plan (or predecessor plan), and assume that participants will remain with the Company until their normal retirement dates and will receive reasonable increases to their current compensation.

                               PERFORMANCE GRAPH

    The following is a line-graph presentation comparing five-year cumulative total returns among the Company's Common Stock, the Standard & Poors 500 Index and the Value Line Industrial Services Index for the five years ended January 31, 1997.

                                  [GRAPH]

                                                         1/31/92     1/31/93     1/31/94     1/31/95     1/31/96     1/31/97
                                                         -------     -------     -------     -------     -------     -------

Angelica............................................        100          70          80          78          62          62
S&P 500.............................................        100         111         125         126         175         221
Value Line: Industrial Services.....................        100         119         149         143         172         219

                    (ASSUMES $100 INVESTED ON JANUARY 31, 1992 AND THAT DIVIDENDS ARE REINVESTED.)


                             SHAREHOLDER PROPOSALS

                             SHAREHOLDER PROPOSAL A
                    APPROVAL OF GOLDEN PARACHUTE AGREEMENTS

                             (ITEM 2 ON PROXY CARD)

    The Company has been advised that a shareholder proposes to introduce the following resolution and statement in support hereof at the 1997 Annual Meeting of Shareholders:

    "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

(The name and address of, and the number of shares held by, the proponent can be obtained upon request from the Office of the Secretary of the Company.)

STATEMENT BY SHAREHOLDER IN SUPPORT OF THE RESOLUTION

    "Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as `golden parachutes.' These contracts are awarded without shareholder approval.

    The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

    Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

    I am a founding member of the Investors Rights Association of America and it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

    I urge your support. Vote for this resolution."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE RESOLUTION

    The Company's Board of Directors strongly believes that this shareholder proposal is contrary to the best interests of the Company and its shareholders. The Company must be able to attract and retain employees who have the requisite managerial and operational skills to contribute significantly to the Company's growth and success. In the current environment of hostile takeovers and other changes of control, reasonable post-takeover arrangements are often an essential term of employment contracts. The Board expressly recognized the importance of retaining key personnel during and after a disruption which is typically provoked by takeover offers (whether or not ultimately successful) by adopting the Management Retention and Incentive Plan (the "Plan") in 1990 which provides for change of control severance agreements with certain key executives. The five change-in-control agreements under the Plan to which the Company is a party are described on page 9 of this Proxy Statement under the caption "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

    Under the Plan, an executive is not automatically entitled to a severance payment upon a change of control. Instead, an executive will receive payments only if there is a change of control of the Company as a result of a hostile takeover and the acquiror either (1) terminates the executive's employment or
(2) adversely changes the terms of the executive's employment. Thus, it is the acquiror--not the executive--who controls whether the executive will receive a severance payment. As a result, the executive does not have a financial incentive to act detrimentally to shareholder interests. In fact, if the executive voluntarily resigns or is fired for cause (as defined in the Plan), he or she is not entitled to severance payments.

    The Company's change-in-control agreements are not "lucrative severance contracts." No severance payment may exceed 2.99 times an executive's average annual compensation for the five calendar years immediately preceding the change of control. Because the benefit is based on a five-year average, an executive is prevented from artificially inflating his or her salary immediately prior to the change of control in order to increase his or her severance payment. Further, the severance benefit payable for any executive who is 62 years of age or older at the time of termination is adjusted downward on a pro rata basis to account for full retirement benefits received at age 65. An executive who is 65 years of age or older at the time of termination is not entitled to any severance benefit.

    Although the proposal does not relate to the Company's existing change-in-control agreements, to adopt such a policy with respect to future arrangements would adversely affect the Company's ability to recruit top executives, and might force the Company to make alternative, more costly employment arrangements.

    The Board strongly believes that its change-in-control agreements benefit the shareholders by ensuring that key executives are not distracted by personal uncertainties which arise during a threatened change of control. The agreements, which have no current cost to the Company and under which no payments have ever been made, are designed to keep key executives' undivided attention on their duties at precisely the time when such attention is needed most. Without a change-in-control agreement, an executive could be tempted to leave the Company for another position which offers greater security. In short, the agreements help motivate key executives to act objectively and in the shareholders' best interests, even when their jobs and financial well-being may be threatened by a would-be acquiror of the Company.

    The Board of Directors is aware that agreements contingent on a "change of control" are sometimes criticized as an anti-takeover device. However, the Company's change-in-control agreements should not, in the Board's opinion, significantly inhibit any potential acquiror, particularly in light of the Company's longstanding realistic compensation policies upon which the severance payments are based. Furthermore, in the event of a hostile takeover, an acquiror may well choose to continue at a higher salary the services of some or all of the subject employees rather than making the relatively modest payments under existing severance contracts.

    Traditionally, compensation arrangements with key executives have been the responsibility of the Board of Directors. The Board believes it has properly fulfilled its responsibilities in this area in the past and is fully prepared to fulfill its responsibilities in the future. Accordingly, the Board of Directors believes that the adoption of the proposal is not only unnecessary, but would be detrimental to the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS WITHOUT DISSENT A VOTE AGAINST THIS PROPOSAL
A. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

                             SHAREHOLDER PROPOSAL B
                   PROPOSAL REGARDING STRATEGIC ALTERNATIVES

                             (ITEM 3 ON PROXY CARD)

    The Company has been advised that a shareholder proposes to introduce the following resolution and statement in support hereof at the 1997 Annual Meeting of Shareholders:

    "RESOLVED, that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company."

(The name and address of, and the number of shares held by, the proponent can be obtained upon request from the Office of the Secretary of the Company.)

STATEMENT BY SHAREHOLDER IN SUPPORT OF THE RESOLUTION

    "In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company.

    I am the founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

    Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

        `Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

        If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management--and themselves--to a high standard.'

        I urge your support. Vote for this resolution."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE RESOLUTION

    Your Directors have also been disappointed by the Company's financial performance and remain committed to enhancing shareholder value. The Board regularly reviews the Company's position and strategic direction as well as available options and potential alternatives, including from time to time consulting with investment banking firms and other consulting firms. Moreover, as a matter of course, the Board regularly reviews each of the businesses of the Company, as well as market and competitive conditions which have significant impact on the Company and on shareholder value. The Board has taken and will continue to take steps that it believes are prudent to increase long-term shareholder value.

    The Board believes that the Company's strategic planning is best conducted confidentially. While the Board is committed to enhancing shareholder value, the adoption of the proposal could lead to short-term market rumors and speculation, which may adversely impact the Company's important relationships with its customers, employees, and others and may negatively impact long-term shareholder value and market prices.

THE BOARD OF DIRECTORS RECOMMENDS WITHOUT DISSENT A VOTE AGAINST THIS PROPOSAL
B. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

                             SHAREHOLDER PROPOSAL C
                  ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS

                             (ITEM 4 ON PROXY CARD)

    The Company has been advised that a shareholder proposes to introduce the following resolution and statement in support hereof at the 1997 Annual Meeting of Shareholders:

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

(The name and address of, and the number of shares held by, the proponent can be obtained upon request from the Office of the Secretary of the Company.)

STATEMENT BY SHAREHOLDER IN SUPPORT OF THE RESOLUTION

    "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that a Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to shareholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow the stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe that this is one of the best methods available to the stockholder to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    A classified board might also be seen as an impediment to a potential takeover of the Company's stock at a premium price. With the inability to replace the majority of the Board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

    I am a founding member of the Investors Rights Association of America and I believe that the concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that the stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

    I urge your support, vote for this resolution."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE RESOLUTION

    Under the corporate law of Missouri, the State in which the Company is incorporated, the change contemplated by the proposal would require an amendment to the Company's By-Laws, which must first be approved by the Board of Directors. A vote in favor of Proposal C, therefore, would constitute a request that the Board initiate an amendment. The Board does not believe, however, that such an amendment would be in the best interests of the Company or its shareholders.

    The staggered election of directors is intended to prevent precipitous changes in the composition of the Board by preventing the election of an entirely new Board in a single year. In the opinion of this Board, a staggered Board of

Directors facilitates continuity and stability of leadership and policy by assuring that several experienced personnel familiar with the Company and its business will be on the Board of Directors at all times. Preventing such a precipitous change serves to moderate changes in corporate policies, business strategies and operations which are not in the best interests of the Company and its shareholders.

    The Board of Directors recognizes that the proposal would enable a group of individuals or entities owning a significant but minority position in a company to obtain actual control of the Company or further some other personal goal with respect to the Company or its shares or assets by electing at a single Annual Meeting its own slate of directors. Such an attempt, even if unsuccessful, can seriously disrupt the business of the Company and cause it to incur substantial expense. Board classification encourages any person or group seeking to acquire control of the Company to initiate such action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is fair to all Company shareholders. In the event the Board is radically changed, it may be unable or unwilling to protect the interests of all shareholders from the abusive tactics of a corporate raider who seeks to obtain effective control of any public corporation for its own purposes rather than to create long-term value for the shareholders.

    The staggered election of Directors used by the Company is a common practice and is similar to procedures which have been adopted by the shareholders of many major corporations. It is specifically permitted by the laws of many states, including the State of Missouri, as well as the rules of the New York Stock Exchange.

THE BOARD OF DIRECTORS RECOMMENDS WITHOUT DISSENT A VOTE AGAINST THIS PROPOSAL
C. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP has served as independent public accountants for the Company since 1954, and the Board of Directors has selected it to serve in that capacity again. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions by shareholders.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals must be received by the Company at its principal executive offices no later than December 17, 1997 to be included in the Company's proxy materials for its 1998 Annual Meeting of Shareholders. Shareholder proposals not in full conformity with applicable rules of the Securities and Exchange Commission may be excluded from such materials.

                                    GENERAL

    Proxies will be solicited by mail. They also may be solicited by officers and regular employees of the Company personally or by telephone, but such persons will not be specifically compensated for such services. Corporate Investor Communications, Inc. has been retained to assist in the solicitation of proxies for a fee of $5,000, plus expenses. Banks, brokers, nominees, and other custodians and fiduciaries may be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to the beneficial owners. The cost of soliciting proxies will be borne by the Company.

    The Board of Directors does not intend to bring any other matters before the meeting, and, at the date of this Proxy Statement, the Board of Directors is not informed of any matters that others may bring before the meeting. However, if any other matters properly come before the meeting, it is the intention of the proxies named on the proxy to vote as proxies on such matters in accordance with their judgment as to the Company's best interest.

SHAREHOLDERS ARE URGED TO DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED.

St. Louis, Missouri
April 16, 1997

                             (Fold And Detach Here)
-------------------------------------------------------------------------------

                              ANGELICA CORPORATION

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 1997

   DIRECTORS RECOMMEND A VOTE FOR           DIRECTORS RECOMMEND A VOTE AGAINST

 1. ELECTION OF DIRECTORS: For terms     2. Shareholder proposal on Approval
    expiring in 2000:                       of Golden Parachute Agreements
    Leslie F. Loewe and
    William P. Stiritz                      FOR   AGAINST  ABSTAIN
                                            / /     / /      / /
    / / FOR all nominees listed
                                         3. Shareholder proposal Regarding
    / / FOR all nominees listed except      Strategic Alternatives

        ------------------------------      FOR   AGAINST  ABSTAIN
                                            / /     / /      / /
    / / WITHHOLD AUTHORITY to vote for
        all nominees listed.             4. Shareholder proposal on
                                            Elimination of Classified
                                            Board of Directors

                                            FOR   AGAINST  ABSTAIN
                                            / /     / /      / /

5. In such manner as said proxies may in their discretion determine, upon such other matters as may properly come before the meeting.

            BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE, DETACH AND MAIL THE PROXY FORM BELOW.

                             (Fold And Detach Here)
------------------------------------------------------------------------------

The undersigned hereby appoints Lawrence J. Young and T.M. Armstrong, and each of them, the proxy of the undersigned, each with power of substitution, to vote all shares which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Angelica Corporation to be held on May 28, 1997, and at any adjournment thereof; provided, however, that said shares shall be voted as specified on the reverse side hereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED; AND, UNLESS THE SHAREHOLDER GIVES OTHER INSTRUCTIONS, WILL BE VOTED AGAINST ITEMS 2, 3 AND 4.

                                              Date:                      , 1997
                                                   ----------------------

                                              ---------------------------------

                                              ---------------------------------
                                                (SIGNATURE OF SHAREHOLDER(S))

                                              (Please sign  proxy exactly as
                                              name appears hereon. Joint owners
                                              should each sign personally.
                                              Corporate proxies should be
                                              signed by authorized officer.
                                              Executors, administrators,
                                              trustees, etc. should so indicate
                                              when signing.)
                                              / / Check here if you plan to
                                                  attend the Annual Meeting.

           PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                  Appendix

Page 14 of the printed Proxy contains a performance graph. The information in the graph is set forth in the table which follows said graph.